EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of ProPhase Labs, Inc.:

We hereby consent to incorporation by reference in the registration statements of ProPhase Labs, Inc. (formerly “The Quigley Corporation”) and Subsidiaries on Form S-8 (No. 333-73456, No. 333-61313, No. 333-10059, No. 333-14687, No. 333-26589, 333-132770 and 333-169697), Form SB-2 (No. 333-31241) and Form S-3 (No. 333-86976, 333-104148 and 333-119748) of our report dated March 24, 2010 with respect to the consolidated financial statements as of December 31, 2009 and for each of the two years ended December 31, 2009, included in the December 31, 2010 Annual Report on Form 10-K filed on March 15, 2011.

/s/ Amper, Politziner & Mattia, LLP

Edison, New Jersey
March 15, 2011